SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 17, 2006
UNIVERSAL ELECTRONICS INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0204817 (I.R.S. Employer Identification No.)
6101 Gateway Drive
Cypress, California 90630
(Address of principal executive offices, with Zip Code)
(714) 820-1000
(Registrant’s telephone number, including area code):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01 Entry into a Material Definitive Agreement
On August 17, 2006, Universal Electronics Inc. (the “Company”) entered into an Employment and Separation Agreement and General Release (the “Employment and Separation Agreement”) with Robert P. Lilleness. Pursuant to the Employment and Separation Agreement, Mr. Lilleness resigned as President and Chief Operating Officer of the Company as of August 17, 2006 and assumed the role of Strategic Advisor to the Chairman to assist with transition issues through November 30, 2006, on which date he will end all employment with the Company.
The Employment and Separation Agreement entitles Mr. Lilleness to (i) receive a base salary of $25,000 per month from commencing on August 17, 2006 through November 30, 2006.; and (ii) receive a one time, lump sum “Stay Bonus” of $250,000, if certain conditions are met, including his continued employment with the Company through November 30, 2006. In addition, all stock options previously granted to Mr. Lilleness will continue to vest in accordance with their terms and conditions through November 30, 2006, on which date vesting shall cease, and any unvested options shall be forfeited. Mr. Lilleness shall have from 90 to 180 days after November 30, 2006 to exercise his vested but unexercised stock options.
The Employment and Separation Agreement also provides that Mr. Lilleness will continue to participate in the Company’s benefit programs (but not stock plans or bonus programs) through November 30, 2006. The Change in Control and Salary Continuation Agreement previously entered into by the Company and Mr. Lilleness will remain in effect. In addition, the Employment and Separation Agreement provides that, if the Company is sold after November 30, 2006 and on or before January 31, 2007, then, in certain limited circumstances, Mr. Lilleness will receive an amount in cash equal to 50% of the cash amounts identified in Paragraph 8 of the Change in Control and Salary Continuation Agreement.
Finally, the Employment and Separation Agreement provides that, if Mr. Lilleness resigns his employment before November 30, 2006, he shall no longer be entitled to compensation, the “Stay Bonus,” the continuation of benefits or the continued vesting of stock option grants, and the time period during which Mr. Lilleness may exercise his vested but unexercised stock options shall be equitably adjusted based on his actual resignation date.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment
On August 17, 2006, Robert P. Lilleness resigned his position as President and Chief Operating Officer of the Company. He will remain with the Company as Strategic Advisor to the Chairman to help with transition issues through the end of November, 2006. The discussion of the material terms of Mr. Lilleness’ separation agreement with the Company in Item 1.01 of this Report is hereby incorporated by reference into this Item 5.02.
The Company’s Board of Directors has appointed Mark S. Kopaskie as Senior Vice President and General Manager, Core Business U.S. Operations, of the Company, effective September 5, 2006. Mr. Kopaskie, 48, was Executive Vice President and Chief Operating Officer of the Company from 1995 to 1997. At that time, he was responsible for day-to-day management of the business and oversaw all aspects of manufacturing, supply chain, quality, engineering and product development, as well as sales and marketing for the domestic retail business. From 2003 until November, 2005, Mr. Kopaskie was President and Chief Executive Officer of Packaging Advantage Corporation (“PAC”), a personal care and household products manufacturer. While at PAC, he developed a turnaround strategy to stabilize the business and market the company. PAC was acquired by the Marietta Corporation in November 2005. Following the acquisition, Mr. Kopaskie served as Senior Vice President, Business Development, for Marietta Corporation. From 1997 to 2003, Kopaskie held senior management positions at Birdair Inc., a world leader in the engineering, manufacture and construction of tensioned membrane structures, and OK International, a manufacturer and marketer of fluid dispensing equipment, solder and de-solder systems and wire wrap products. Prior to joining the Company in 1995, Kopaskie was Senior Vice President of Operations at Mr. Coffee Inc. Mr. Kopaskie has a B.S. in Civil Engineering with High Honors from Clarkson University.

The Board of Directors also has appointed Bryan Hackworth as Chief Financial Officer and Treasurer of the Company, effective August 18, 2006. Before joining the Company in June 2004, Mr. Hackworth, 36, spent five years at Mars, Inc., a privately held international manufacturer and distributor of consumer products, serving in various financial and strategic roles: Controller — Ice Cream Division; Strategic Planning Manager for the WHISKAS® Brand; and various financial management positions. Prior to his employment with Mars, Inc., Mr. Hackworth spent six years at Deloitte & Touche LLP as an audit manager, specializing in the manufacturing and retail industries. Mr. Hackworth is a Certified Public Accountant and graduated with a B.A. in Economics from the University of California — Irvine.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.
99.1 —	Press Release of Universal Electronics Inc. dated August 21, 2006.

99.2 —	Form of Employment and Separation Agreement and General Release between Robert P. Lilleness and Universal Electronics Inc dated August 17, 2006.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Electronics Inc.
Date: August 21, 2006	By:	/s/ Bryan Hackworth
Bryan Hackworth
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated August 21, 2006
99.2	Form of Employment and Separation Agreement and General Release between Robert P. Lilleness and Universal Electronics Inc dated August 17, 2006.